EXHIBIT 99.2: PAYCHEX, INC. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

This Management’s Discussion and Analysis of Financial Condition and Results of Operations reviews the Company’s operating results for each of the three fiscal years in the period ended May 31, 2002 (fiscal 2002, 2001, and 2000), and its financial condition at May 31, 2002. This review provides additional analysis and disclosure than that contained in the Company’s June 25, 2002 press release, which is furnished (not filed) as Exhibit 99.1 to this Form 8-K.

This review is not a complete and comprehensive discussion and analysis as required by the Securities and Exchange Commission for Annual Reports filed on Form 10-K or Quarterly Reports on Form 10-Q. The Company expects to file its fiscal 2002 Form 10-K with the Securities and Exchange Commission within 90 days after the May 31, 2002 fiscal year-end. The fiscal 2002 Form 10-K will contain a complete set of audited Consolidated Financial Statements, Notes to Consolidated Financial Statements, and Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Forward-looking statements in this Management’s Discussion and Analysis are qualified by the “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995 included in the Company’s Press Release, which is furnished (not filed) as Exhibit 99.1 to this Form 8-K.

Critical Accounting Policies:

The Company’s discussion and analysis of its financial condition and results of operations are based upon its consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires the Company’s management to make estimates, judgments, and assumptions that affect reported amounts of assets, liabilities, revenues, and expenses. On an ongoing basis, the Company evaluates its estimates, including those related to investments, allowance for doubtful accounts, fixed assets, income taxes, contingencies, and our clients’ ability to meet their payroll obligations. The Company bases its estimates on historical experience and assumptions believed to be reasonable under the circumstances. Actual amounts and results could differ from these estimates. Certain accounting policies that are deemed critical to the Company’s results of operations or financial position are discussed below.

Service revenues are recognized in the period services are rendered and earned under service arrangements with clients where service fees are fixed or determinable and collectibility is reasonably assured. Certain processing services are provided under annual service arrangements with revenue recognized ratably over the annual service period. Professional Employer Organization (PEO) revenues are included in service revenues and are reported net of direct costs billed and incurred, which include wages, taxes, benefit premiums, and claims of PEO worksite employees. Direct costs billed and incurred for PEO worksite employees were $1,056.9 million, $865.7 million, and $731.3 million for fiscal 2002, 2001, and 2000, respectively. Paychex provides delivery service for the distribution of certain client payroll checks and reports. The revenue earned from delivery service is included in service revenues and the costs for delivery are included in operating costs on the Consolidated Statements of Income.

Interest on funds held for clients is earned primarily on Taxpay and Employee Pay Services funds that are collected before due dates and invested (funds held for clients) until remittance to the applicable tax authorities for Taxpay clients and employees of Employee Pay Services clients. These collections from clients are typically remitted between one and thirty days after receipt, with some items extending to ninety days. The interest earned on these funds is included in total revenues on the Consolidated Statements of Income because the collection, holding, and remittance of these funds are critical components of providing these services. Interest on funds held for clients also includes net realized gains and losses from the sale of available-for-sale securities.

As part of providing Payroll, Taxpay, and Employee Pay Services, Paychex is authorized by the client to initiate money transfers from the client’s account for the amount of tax obligations and employees’ direct deposits. Electronic money funds transfers from client bank accounts are subject to potential risk of losses resulting from clients’ insufficient funds to cover such transfers.

The Company’s investments in debt securities are reported at fair value. Unrealized gains related to increases in the fair value of investments and unrealized losses related to decreases in the fair value are included in comprehensive income as reported on the Company’s Statement of Stockholders’ Equity. However, changes in the fair value of investments impacts the Company’s net income only when such investments are sold. The Company is exposed to credit risk in connection with these investments through the possible inability of the borrowers to meet the terms of the bonds.

Results of Operations:

For fiscal 2002, the Company completed its twelfth consecutive year of record total revenues and net income and now services over 390,000 clients. The results for fiscal 2002 have been affected by recessionary economic conditions in the U.S. and lower interest rates. The Company’s results of operations are summarized as follows:

In thousands, except per share amounts	2002	Change	2001	Change	2000	Change

Revenues:

Payroll	$770,243	11.8%	$688,650	15.8%	$594,445	20.6%

Human Resource and Benefits	121,946	24.6%	97,871	30.7%	74,874	43.9%

Total service revenues	892,189	13.4%	786,521	17.5%	669,319	22.8%

Interest on funds held for clients	62,721	-24.7%	83,336	41.7%	58,800	12.4%

Total revenues	954,910	9.8%	869,857	19.5%	728,119	21.9%

Combined operating & SG&A expenses	591,216	10.9%	533,155	13.6%	469,226	14.5%

Operating income	363,694	8.0%	336,702	30.1%	258,893	38.0%

Investment income, net	31,315	14.8%	27,279	65.5%	16,479	31.0%

Income before income taxes	395,009	8.5%	363,981	32.2%	275,372	37.6%

Income taxes	120,478	10.4%	109,112	27.8%	85,365	39.8%

Net income	$274,531	7.7%	$254,869	34.1%	$190,007	36.6%

Diluted earnings per share	$.73	7.4%	$.68	33.3%	$.51	37.8%

Operating income as a % of total revenues	38.1%		38.7%		35.6%

Operating income (excluding interest on funds held for clients) as a % of total service revenues	33.7%		32.2%		29.9%

Income before income taxes as a % of total revenues	41.4%		41.8%		37.8%

Net income as a % of total revenues	28.7%		29.3%		26.1%

Details regarding the Company’s combined funds held for clients and corporate investment portfolios are as follows:

	2002	2001	2000

For the fiscal year ended May 31:

Average investment balances (in millions):

Funds held for clients	$1,852.4	$1,683.5	$1,379.3

Corporate investments	686.5	575.7	422.2

Total	$2,538.9	$2,259.2	$1,801.5

Average interest rates earned (exclusive of realized gains/(losses)):

Funds held for clients	2.9%	4.6%	4.5%

Corporate investments	3.7%	4.5%	4.2%

Total combined funds held for clients and corporate investment portfolios	3.1%	4.6%	4.4%

Realized gains/(losses) (in millions):

Funds held for clients	$9.2	$5.7	$(2.9)

Corporate investments	6.7	1.7	( .8)

Total	$15.9	$7.4	$(3.7)

As of May 31:

Unrealized gain/(loss) on available-for-sale portfolio (in millions)	$26.7	$20.5	$(13.4)

Federal Funds rate	1.75%	4.00%	6.50%

Three-year “AAA” municipal securities yield	2.75%	3.44%	4.96%

Total available-for-sale securities (in millions)	$1,502.7	$1,339.6	$984.3

Average duration of available-for-sale securities portfolio in years	2.3	2.5	2.4

Weighted average yield-to-maturity of available-for-sale securities portfolio	3.6%	4.3%	4.5%

Total service revenues are comprised of revenues from the Payroll and Human Resource and Benefits product lines. Payroll service revenues are earned primarily from Payroll, Taxpay, Employee Pay Services, and other ancillary services. Employee Pay Services include the Direct Deposit, Readychex, and Access Card products. Human Resource and Benefits service revenues are earned primarily from Retirement Services, Workers’ Compensation Insurance Administration, Section 125 Plan Administration, and Paychex Administrative Services and Professional Employer Organization bundled services.

The increases in Payroll service revenues in fiscal 2002 and fiscal 2001 compared with the respective prior year periods are attributable to the addition of new clients, new services, price increases, and increased utilization of ancillary services by both new and existing clients. As of May 31, 2002, 85% of Paychex clients utilized Taxpay, the Company’s tax filing and payment feature, compared with 83% at the end of 2001 and 81% at the end of 2000. Client utilization of the Taxpay product is expected to mature in the range of 85% to 87%. The Company’s Employee Pay Services were utilized by 57% of its clients at May 31, 2002 compared with 53% at the end of 2001 and 47% at the end of 2000. Major Market

Services revenues totaled $71.7 million, $47.4 million, and $30.0 million for fiscal years 2002, 2001, and 2000, respectively. This represents year-over-year revenue growth of 51% for fiscal 2002 and 58% for fiscal 2001. Approximately one-third of new Major Market Services clients are conversions from the Company’s Core Payroll service.

The increases in Human Resource and Benefits service revenue in fiscal 2002 and fiscal 2001 are primarily related to increases in the number of clients for Retirement Services and increases in Paychex Administrative Services (PAS) and Professional Employer Organization (PEO) client employees serviced. The increase in Retirement Services clients reflects the continuing interest of small- to medium-sized businesses in offering retirement savings benefits to their employees. Retirement Services revenues totaled $56.5 million, $43.3 million, and $31.5 million in fiscal 2002, 2001, and 2000, respectively. This represents year-over-year revenue growth of 30% for fiscal 2002 and 37% for fiscal 2001. The Company serviced over 23,000 and over 19,000 Retirement Services clients at May 31, 2002 and 2001, respectively.

The Paychex Administrative Services (PAS) product is a package of payroll, employer compliance, employee benefits administration, and risk management outsourcing services designed to make it easier for small businesses to manage their payroll and benefit costs. This product was introduced in May 2000 and was available nationwide by the end of fiscal 2001. The Company’s PEO product provides primarily the same bundled services as the PAS product, but with Paychex acting as a co-employer of the client’s employees. The PEO service is available primarily in the states of Florida and Georgia, where PEOs are more prevalent. Sales of the PAS and PEO products have been strong, with administrative fee revenue from these products increasing 41% and 50% for fiscal 2002 and 2001, respectively. The PAS and PEO products serviced over 80,000 and over 60,000 client employees as of May 31, 2002 and 2001, respectively.

The decline in interest on funds held for clients in fiscal 2002 is primarily the result of lower interest rates in fiscal 2002 compared with fiscal 2001 offset by net realized gains on the sale of available-for-sale securities and higher average portfolio balances. In fiscal 2001, interest on funds held for clients increased over fiscal 2000 levels due to higher comparable average interest rates, net realized gains on the sale of available-for-sale securities and higher average portfolio balances.

The increases in combined operating and SG&A expenses reflect increases in personnel, information technology, and facility costs to support the overall growth of the Company. At May 31, 2002, the Company had approximately 7,400 employees compared with approximately 7,300 at the end of fiscal 2001. The Company has made an investment in sales and operations personnel and technology for the MMS and PAS product expansions during fiscal 2002 and 2001.

Investment income, net primarily represents earnings from the Company’s cash and cash equivalents and investments in available-for-sale securities. Investment income, net does not include interest on funds held for clients, which is included in total revenues. The increases in investment income, net in fiscal 2002 and 2001 are primarily due to net realized gains on the sale of available-for-sale securities and the increase in average daily invested balances. The increase for fiscal 2002 was offset by lower average interest rates compared with fiscal 2001. The increase for fiscal 2001 reflected the benefit of higher average interest rates compared with fiscal 2000.

The effective income tax rate was 30.5% in fiscal 2002 compared with 30.0% in fiscal 2001 and 31.0% in fiscal 2000. Fiscal 2003’s effective income tax rate is expected to approximate 31.0%.

Economic Conditions and Outlook:

The Company began to experience the effects of the economic recession in the first quarter of fiscal 2002, and these effects continued throughout the fiscal year. In response to the declining economic conditions, the Federal Reserve lowered the Federal Funds rate eleven times since January 2001 to 1.75%, which represents a cumulative 475 basis point reduction. The last reduction in the Federal Funds rate occurred in December 2001. Year-over-year comparisons for interest on funds held for clients and corporate investment income combined were down 15% in fiscal 2002, but were up 47% and 16% in fiscal 2001 and 2000, respectively. The impact of the rate cuts on year-over-year comparisons for interest on funds held for clients and corporate investment income was more significant in the third and fourth quarters of fiscal 2002.

In addition to the effects of volatile interest rates, the impact of a recessionary economy has resulted in a lower number of checks per client as existing clients reduce their work forces. For fiscal 2002, checks per client declined 3.7% year-over-year. In the fourth quarter of fiscal 2002, the Company experienced a 3.0% decline in checks per client compared to 4.8% in the third quarter, 4.3% in the second quarter, and 2.6% in the first quarter. During the recession of the early 1990’s, the Company experienced a total reduction in checks per client of approximately 3%.

Despite the above factors, income before taxes remained strong at 41% of total revenues during fiscal 2002, compared with 42% in fiscal 2001 and 38% in fiscal 2000. In addition, the Company continued to leverage its infrastructure as operating income (excluding interest on funds held for clients) as a percentage of total service revenues was 34% in fiscal 2002 compared with 32% in fiscal 2001 and 30% in fiscal 2000. The Company estimates that if the interest rates and checks per client conditions experienced in fiscal 2000 had continued throughout fiscal 2001 and fiscal 2002, net income growth for fiscal 2001 would have been approximately 25% compared with actual growth of 34%, and net income growth for fiscal 2002 would have been approximately 20% compared with actual growth of 8%.

The Company has based fiscal 2003 expectations on current economic conditions remaining in place with no significant changes. Accordingly, for fiscal 2003, the Company projects Payroll service revenue growth in the range of 9% to 11% and Human Resource and Benefits service revenue growth in the range of 17% to 19%. Total service revenue growth is anticipated to be in the range of 10% to 12%. The Company expects interest on funds held for clients and corporate investment income combined to be down approximately 15%.

Taking the aforementioned factors into consideration, the Company anticipates achieving record total revenues and net income for fiscal 2003 and estimates total revenue growth to be in the range of 8% to 10% with net income growth approximating or slightly less than total revenue growth.

Liquidity and Capital Resources:

The Company has funded its operations, capital purchases, purchases of corporate investments, and dividend payments primarily through cash generated from its operating activities. At May 31, 2002, the Company had $725 million in available cash and corporate investments. Projected operating cash flows are expected to adequately support normal business operations, purchases of property and equipment, and current dividend payments. The Company has two available, uncommitted, unsecured lines of credit from various banks totaling $140 million at market rates of interest. The Company also has an available, uncommitted, secured line of credit from a bank totaling $350 million at a market rate of interest. No amounts were outstanding against these lines of credit during fiscal 2002 or at May 31, 2002. As of May 31, 2002, future minimum lease payments under various non-cancelable operating leases with terms of more than one year are as follows:

Fiscal Year Ended May 31,	Minimum Lease Payments

2003	$29,672,000

2004	$25,225,000

2005	$19,877,000

2006	$17,106,000

2007	$13,046,000

Thereafter	$25,586,000

Operating activities

In thousands	2002	Change	2001	Change	2000	Change

Operating cash flows	$303,821	—	$304,938	22.5%	$249,028	43.0%

Operating cash flows in fiscal 2002 were comparable with fiscal 2001 as higher net income was offset by higher uses of working capital. The higher use of working capital was related primarily to the timing of payments for payroll-related, income tax, and other liabilities and timing of payments for PEO and PAS payroll liabilities. The increase in operating cash flows in fiscal 2001 was primarily due to higher net income.

Investing activities

In thousands	2002	Change	2001	Change	2000	Change

Net funds held for clients and corporate investment activities	$(94,728)	-34.3%	$(144,270)	—	$(144,322)	74.5%

Purchases of property and equipment	(54,378)	20.2%	(45,250)	32.5%	(34,154)	54.4%

Proceeds from the sale of property and equipment	14	—	32	—	1,266	—

Purchases of other assets	(2,166)	-73.9%	(8,290)	19.0%	(6,964)	94.0%

Net cash used in investing activities	$(151,258)	-23.5%	$(197,778)	7.4%	$(184,174)	69.9%

Funds held for clients and corporate investments: Funds held for clients are primarily comprised of short-term funds and available-for-sale debt securities. Corporate investments are primarily comprised of available-for-sale debt securities.

The reported amount of funds held for clients will vary significantly based upon the timing of collecting client funds, and the related remittance of funds to the applicable tax authorities for Taxpay clients and employees of clients utilizing Employee Pay Services. Cash used in net funds held for clients and corporate investment activities primarily relates to purchases of corporate investments. Corporate investments have increased due to the investment of growing cash balances provided by operating activities less purchases of property and equipment and dividend payments. Refer to the “Market Risk Factors” section of this review for additional discussion of interest rates and related risks.

Purchases of property and equipment: To support the Company’s continued client and ancillary product growth, purchases of property and equipment were made for data processing equipment and software, and for the expansion and upgrade of various operating facilities. In fiscal 2002, the Company made purchases of property and equipment of $54.4 million compared with $45.3 million of purchases in fiscal 2001 and $34.2 million in fiscal 2000. Purchases of property and equipment in fiscal 2003 are expected to be in the range of $65 million to $70 million, including the purchase of a 220,000 square foot facility in Rochester, New York which is expected to be completed in the first quarter of fiscal 2003. Fiscal 2003 depreciation expense is projected to be in the range of $33 million to $35 million.

During fiscal 2002, the Company began constructing a data center to consolidate the location and operation of certain data processing equipment and software and enhance disaster recovery capabilities. Purchases of data processing equipment and software and building improvements in fiscal 2002 for the data center were approximately $18.3 million. During fiscal 2002, the Company purchased through negotiated transactions approximately $11.2 million of data processing equipment and software from EMC Corporation, whose President and Chief Executive Officer is a member of the Board of Directors of Paychex.

Financing activities

In thousands, except per
share amounts	2002	Change	2001	Change	2000	Change

Dividends paid	$(157,481)	27.9%	$(123,112)	50.9%	$(81,583)	50.9%

Proceeds from exercise of stock options	21,031	44.0%	14,600	29.9%	11,242	103.1%

Other	—	—	—	—	(69)	13.1%

Net cash used in financing activities	$(136,450)	25.7%	$(108,512)	54.1%	$(70,410)	44.9%

Cash dividends per common share	$.42	27.3%	$.33	50.0%	$.22	46.7%

Dividends paid: In October 2001, the Board of Directors approved a 22.2% increase in the quarterly dividend payment to $.11 per share from $.09 per share. In October 2000, the Board of Directors approved a 50% increase in the quarterly dividend payment to $.09 per share from $.06 per share. Future dividends are dependent on the Company’s future earnings and cash flow and are subject to the discretion of the Board of Directors. The Company declared a three-for-two stock split effected in the form of a 50% stock dividend in May of 2000.

Proceeds from exercise of stock options: The increase in proceeds from the exercise of stock options is primarily due to an increase in number of shares exercised and an increase in the comparable average exercise price per share. Shares exercised in fiscal 2002 were 2,212,000 compared with 1,878,000 shares in fiscal 2001 and 1,532,000 shares in fiscal 2000. The Company has recognized a tax benefit from the exercise of stock options of $24.1 million, $26.4 million, and $19.4 million for fiscal 2002, fiscal 2001, and fiscal 2000, respectively. This tax benefit reduces the accrued income tax liability and increases additional paid-in-capital, with no impact on the expense amount for income taxes.

Other:

New Accounting Pronouncements: In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard 141, “Business Combinations” (SFAS No. 141) and Statement of Financial Accounting Standard 142, “Goodwill and Other Intangible Assets” (SFAS No. 142). SFAS No. 141 requires that all future business combinations be accounted for using the purchase method of accounting and the use of the pooling-of-interest method is prohibited for transactions initiated after July 1, 2001. SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets. This statement recognizes that goodwill has an indefinite useful life and will no longer be subject to periodic amortization, but rather periodically evaluated for impairment. The statement also requires an evaluation of existing acquired goodwill and other intangible assets for proper classification under the new requirements. The Company adopted these standards in the first quarter of fiscal 2002. Based on the provisions of SFAS No. 142, amounts previously recorded as goodwill were reclassified to intangible assets. Adoption of these standards did not impact the results of operations or financial position of the Company.

In August 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations,” which requires companies to record a liability at fair value for asset retirement obligations in the period in which they are incurred. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. This Statement is effective for the Company for the fiscal year beginning June 1, 2003. The Company is currently evaluating the provisions of this Statement, but does not anticipate adoption of this Statement will result in a material impact to its results of operations or financial position.

In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which provides a single accounting model for long-lived assets to be disposed of. This

Statement is effective for the Company for the fiscal year beginning June 1, 2002. The Company is currently evaluating the provisions of this statement, but does not anticipate that adoption will result in a material impact to its results of operations or financial position.

Market Risk Factors:

Interest Rate Risk: Funds held for clients are primarily comprised of short-term funds and available-for-sale debt securities, whereas corporate investments are primarily comprised of available-for-sale debt securities. The Company’s available-for-sale debt securities are exposed to interest rate risk as interest rate volatility will cause fluctuations in the market value of held investments and the earnings potential of future investments. Increases in interest rates normally decrease the market value of the available-for-sale securities, while decreases in interest rates increase the market value of the available-for-sale securities. The Company’s available-for-sale securities and short-term funds are exposed to earnings risk from changes in interest rates, as rate volatility will cause fluctuations in the earnings potential of future investments. Increases in interest rates quickly increase earnings from short-term funds, and over time increase earnings from the available-for-sale securities portfolio. Decreases in interest rates have the opposite earnings effect on the available-for-sale securities and short-term funds. Earnings from the available-for-sale securities do not reflect changes in rates until the investments are sold or mature, and the proceeds are reinvested at current rates. The immediate impact of changing interest rates on earnings from short-term funds may be temporarily offset by realized gains or losses from transactions in the Company’s available-for-sale portfolio.

The Company directs investments towards high credit-quality, tax-exempt securities to mitigate the risk that earnings from the portfolio could be adversely impacted by changes in interest rates in the near term. The Company invests in short- to intermediate-term, fixed-rate municipal and government securities, which typically have lower interest rate volatility, and normally manages the securities portfolio to a benchmark duration of 2.5 to 3.0 years. The Company does not utilize derivative financial instruments to manage interest rate risk.

The trend in market interest rates during the second half of fiscal 2001 and the first half of fiscal 2002 has been interest rate reductions. The following table summarizes the changes in the Federal Funds rate over the last three years:

	2002	2001	2000

Federal Funds rate — beginning of fiscal year	4.00%	6.50%	4.75%

Rate increase/(decrease):

First quarter	(.50)	—	.50

Second quarter	(1.50)	—	.25

Third quarter	(.25)	(1.00)	.25

Fourth quarter	—	(1.50)	.75

Federal Funds rate — end of fiscal year	1.75%	4.00%	6.50%

Three Year “AAA” Municipal Securities Yields at May 31:	2.75%	3.44%	4.96%

Calculating the future effects of changing interest rates involves many factors. These factors include, but are not limited to, daily interest rate changes, seasonal variations in investment balances, actual duration of short- and intermediate-term investments, the proportional mix of taxable and tax-exempt investments, and changes in tax-exempt municipal rates versus taxable investment rates, which are not synchronized or simultaneous. Subject to these factors, a 25-basis-point change generally affects the Company’s tax-exempt interest rates by approximately 17 basis points.

The total investment portfolio is expected to average approximately $2.85 billion in fiscal 2003. The Company’s normal and anticipated allocation is approximately 50% invested in short-term securities with a duration of less than 30 days and 50% invested in intermediate-term municipal securities with an average duration of three years. The Company estimates that the earnings effect of a 25-basis-point change in interest rates (17 basis points for tax-exempt investments) at this point in time would be approximately $3.0 million for fiscal 2003.

The combined funds held for clients and corporate available-for-sale investment portfolios reflected unrealized gains of $26.7 million at May 31, 2002 and $20.5 million at May 31, 2001, compared with unrealized losses of $13.4 million at May 31, 2000. During fiscal 2002, the unrealized gain position ranged from approximately $7.5 million (during the fourth quarter) to $35.9 million (during the second quarter). As of May 31, 2002 and May 31, 2001, the Company had $1.5 billion and $1.3 billion, respectively, invested in available-for-sale securities at fair value, with weighted average yields to maturity of 3.6% and 4.3%, respectively. Assuming a hypothetical increase in both short-term and intermediate-term interest rates of 25 basis points, the resulting potential decrease in fair value for the portfolio of securities at May 31, 2002 would be approximately $8.5 million. Conversely, a corresponding decrease in interest rates would result in a comparable increase in fair value. This hypothetical decrease or increase in the fair value of the portfolio would be recorded as an adjustment to the portfolio’s recorded value, with an offsetting amount recorded in stockholders’ equity, and with no related or immediate impact to the results of operations.

Credit risk: The Company is exposed to credit risk in connection with these investments through the possible inability of the borrowers to meet the terms of the bonds. The Company attempts to limit credit risk by investing primarily in AAA and AA rated securities and A-1 rated short-term securities, and by limiting amounts that can be invested in any single instrument. At May 31, 2002, approximately 98% of the available-for-sale securities held an AA rating or better, and all short-term securities classified as cash equivalents held an A-1 or equivalent rating.